Exhibit 99.1

Contact:	Emily Duncan Investor Relations investorrelations@constellation.com Paul Adams Corporate Communications 410-470-4167 paul.adams@constellation.com	for immediate release

CONSTELLATION launches as LARGEST U.S. clean energy company after Completing Separation from Exelon

Company aims to accelerate the transition to a carbon-free future amid growing demand for climate solutions

BALTIMORE (Feb. 2, 2022) – Constellation (Nasdaq: CEG) today announced the completion of its separation from Exelon Corp. (Nasdaq: EXC) and its launch as a standalone, publicly traded company and the nation’s largest carbon-free energy producer and leading supplier of clean energy solutions to millions of homes and businesses. Constellation will begin “regular way” trading on the Nasdaq Global Select Market today under the symbol “CEG.” Headquartered in Baltimore, Constellation will be a Fortune 200 company and operates in 48 states, Canada and the U.K., employing approximately 13,000 people.

“The future health and prosperity of our nation is inextricably linked to our success in eliminating carbon pollution, and our entire focus will be on helping our customers and communities achieve that goal,” said Joseph Dominguez, CEO of Constellation. “Our clean generation fleet and leading customer-facing platform are the foundation on which we will sustain and grow our business. Today begins an exciting transition for our company and employees as we affirm our mission to accelerate the transition to a carbon-free future and advance economic progress and equity in the communities we serve.”

Constellation is the nation’s largest producer of carbon-free energy and leading supplier of sustainable solutions to millions of residential, public sector and business customers, including three fourths of Fortune 100 companies. Its generation fleet powers more than 20 million homes and businesses and is helping to accelerate the nation’s transition to clean energy with more than 32,400 megawatts of capacity and annual output that is nearly 90 percent carbon-free.

Constellation’s strategy to accelerate the nation’s response to the climate crisis includes its:

•	Commitment to a carbon-free future. Constellation’s fleet of nuclear, hydro, wind and solar generation facilities provides 10 percent of all clean power on the grid in the U.S. With leading scientists and policymakers in agreement that nuclear is critical to meeting the nation’s climate goals, the company’s fleet has the potential for second license renewals that will extend the life of nuclear stations to 80 years. Constellation also has set its own climate goals:
o	We will achieve 95 percent carbon-free electricity by 2030
o	We will achieve 100 percent carbon-free electricity by 2040
o	We will achieve a 100 percent reduction of operations-driven emissions by 2040
o	We will provide 100 percent of our business customers with customized data to help them reduce their own carbon footprints.
•	World-class operations. Constellation’s nuclear energy fleet has run over 94 percent of the time since 2013, which is 4 percent better than the industry average, and had a 2020 refueling outage duration of 22 days, 11 days below the industry average. The resulting increase in carbon-free electricity is the equivalent of taking more than 1.1 million passenger cars off the road each year, based on Environmental Protection Agency emissions data.
•	Industry-leading customer business. Constellation has one of the nation’s largest customer-facing platforms in America, serving 2 million residential, public sector and business customers. Constellation is helping customers reach their own climate goals through innovative clean energy solutions, including an upcoming 24/7 carbon-free energy matching product.
•	Commitment to Environmental, Social, and Governance (ESG) principles. In addition to our leadership in clean energy, Constellation will remain a strong supporter of its communities through workforce development programs, philanthropy, volunteerism and diversity, equity and inclusion initiatives, while maintaining the highest standards of corporate governance.

•	Disciplined financial policy. Constellation is committed to maintaining investment grade credit ratings, continuing a track record of effective cost management with more than $1.1 billion in cost reductions since 2015 and strong stewardship of capital, with a $180 million dividend growing at 10 percent annually and 2022 EBITDA guidance of $2.35 billion to $2.75 billion.

Constellation also is exploring growth opportunities that build on its core businesses and capitalize on the rapidly expanding demand for carbon-free energy and solutions to reduce emissions. The company can pursue numerous avenues for growth, including potential acquisitions of clean energy assets, creating clean hydrogen using its nuclear fleet, introducing new products and services for business customers or leveraging the generation fleet for repowering, co-location of data centers and other opportunities.

In connection with the separation, Exelon shareholders received one share of Constellation common stock for every three shares of Exelon common stock held at the close of business on January 20, the record date for the distribution. The transaction was tax-free to Exelon and its shareholders for U.S. federal income tax purposes. Exelon shareholders will retain their current shares of Exelon stock. For more information about Constellation’s business, visit our new corporate website at ConstellationEnergy.com.

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About Constellation

Constellation is the nation’s largest producer of carbon-free energy and the leading competitive retail supplier of power and energy products and services for homes and businesses across the United States. Headquartered in Baltimore, its generation fleet powers more than 20 million homes and businesses and is helping to accelerate the nation’s transition to clean energy with more than 32,400 megawatts of capacity and annual output that is 90 percent carbon-free. Constellation has set a goal to eliminate 100 percent of its greenhouse gas emissions by 2040 by leveraging innovative technology and enhancing its diverse mix of hydro, wind and solar resources paired with the nation’s largest carbon-free nuclear fleet. Constellation’s family of retail businesses serves approximately 2 million residential, public sector and business customers, including three-fourths of the Fortune 100. Visit ConstellationEnergy.com or follow Constellation on Twitter at @ConstellationEG.